Exhibit 99.1
AMERICAN REPROGRAPHICS COMPANY POSTS RESULTS FOR FOURTH QUARTER AND YEAR ENDED 2007
•	Fourth Quarter Revenue: $174.1 million; 18.5% increase over Q4 ‘06

•	Fourth Quarter EPS Fully Diluted: $0.37

•	Annual Revenue: $688.4 million; 16.3% increase over 2006

•	Annual EPS Fully Diluted: $1.51

•	2008 Revenue Forecast of $720.0 Million to $760.0 million; EPS of $1.52 to $1.60
WALNUT CREEK, California (February 12, 2008) — American Reprographics Company (NYSE: ARP), the nation’s leading provider of reprographic services and technology, today reported its financial results for the fourth quarter, and year ended December 31, 2007.
Net revenue for the fourth quarter of 2007 was $174.1 million compared to $147 million in the fourth quarter of 2006, an increase of 18.5%. The Company’s gross margin in the fourth quarter of 2007 was 41.2%, compared to 41.6% for the same period in 2006. Net income for the fourth quarter of 2007 was $16.7 million, or $0.37 per diluted share, compared to net income for the fourth quarter of 2006 of $12.8 million, or $0.28 per diluted share. Adjusted to exclude the settlement of the Louis Frey litigation and the after-tax charge for early extinguishment of debt related to the Company’s refinancing activities in December 2007, net income for the fourth quarter of 2007 was $15.1 million or $0.33 per diluted share (please see reconciliation table).
Revenue for the full year ended December 31, 2007, was $688.4 million, compared to $591.8 million for 2006, a 16.3% increase year-over-year. The Company’s gross margin for the full year ended December 31, 2007, was 41.7%, compared to 43% for the 12 months ended December 31, 2006. Net income for 2007 was $69.1 million, or $1.51 per diluted share. Net income for 2006 was $51.4 million, or $1.13 per diluted share. Adjusted to exclude the settlement of the Louis Frey litigation and the charge for early extinguishment of debt noted above, net income for 2007 was $67.9 million or $1.48 per diluted share. Net cash provided by operating activities in 2007 was $101.4 million, compared to $98.4 million in 2006.
“We experienced a challenging year in 2007,” said K. “Suri” Suriyakumar, President and Chief Executive Officer. “The residential downturn had a larger than expected impact on our business, and with the general economic fallout surrounding the sub-prime meltdown, investors turned skittish about construction-related stocks. Regardless of market sentiment, however, we remained focused on growing our business and achieved significant gains in the quarter. We dramatically expanded our footprint to 308 locations including the addition of 19 new companies. This represents more acquisitions than any other year in the company’s history. We refinanced our debt with excellent terms in an extremely tough credit market. We also forged significant new customer relationships in the non-AEC market place, and implemented a seamless management transition at the highest level in the company. In addition, we signed a partnership with one of the most prestigious technology companies in China, and signed a software licensing partnership with a significant vendor, both of which will significantly benefit the company in the long term.”
“What is equally noteworthy,” Mr. Suriyakumar continued, “is that in deteriorating market conditions, management was able to quickly implement significant controls within the company during the latter, and traditionally slower, part of the year to improve both sales and margins. The result of these efforts was one of the company’s best fourth quarters.”

Jonathan Mather, Chief Financial Officer, said, “ARC ended its year in excellent fiscal condition, and with tremendous flexibility in its capital structure. Refinancing our debt in December provided better terms than our previous overall package, as well as an expanded revolver component that can sustain our dynamic acquisition activity. It is worth noting that the refinancing agreement resulted in an after-tax charge of $800,000 related to the extinguishment of our previous debt, which had a $0.02 impact on our annual and quarterly EPS. Overall, however, the company is well-positioned to pursue its growth targets in 2008 and beyond.”
Outlook
“We remain cautiously optimistic about 2008,” said Mr. Suriyakumar. “ While there is every indication in the marketplace that the economy will slow down we are confident that our position in the industry and our strength in technology will allow us to provide our current and new customers a wider array of services that gives us a significant edge over the competition. As evidenced in the last downturn we are very capable of operating our business successfully even in challenging environments. In addition, with strong free cash flow and a debt structure which supports our acquisition strategy we will have the ability to expand opportunistically through a downturn.”
With this as a framework for the company’s forecast, and in consideration of key industry and economic indicators, American Reprographics Company expects that full year 2008 revenue will be in the range of $720 Million to $760 million and that earnings per share will be in the range of $1.52 to $1.60 on a fully diluted basis.
Teleconference and Webcast
American Reprographics Company will host a conference call and audio webcast today at 2:00 P.M. Pacific Time (5:00 P.M. Eastern Time) to discuss results for the Company’s fourth quarter 2007 and business outlook. The conference call can be accessed by dialing 201-689-8562.
A replay of this call will be available approximately one hour after the call for seven days following the call’s conclusion. To access the replay, dial 201-612- 7415. The account number to access the phone replay is 3055 and the conference ID number is 279077.
A Web archive will be made available at http://www.e-arc.com for approximately 90 days following the call’s conclusion.
About American Reprographics Company
American Reprographics Company is the leading reprographics company in the United States providing business-to-business document management services to the architectural, engineering and construction, or AEC, industries. The Company provides these services to companies in non-AEC industries, such as technology, financial services, retail, entertainment, and food and hospitality, which also require sophisticated document management services. American Reprographics Company provides its core services through its suite of reprographics technology products, a network of more than 300 locally-branded reprographics service centers across the U.S., and on-site at their customers’ locations. The Company’s service centers are arranged in a hub and satellite structure and are digitally connected as a cohesive network, allowing the provision of services both locally and nationally to more than 140,000 active customers.
Forward-Looking Statements Disclaimer
This press release contains forward-looking statements that fall within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding future events and the future financial performance of the Company. Words such as “forecast,” “outlook,” “will,” and similar expressions also identify forward-looking statements. We wish to caution you that such statements are only predictions and actual results may differ materially as a result of risks and uncertainties that pertain to our business. These risks and uncertainties include, among others:

•	The current residential downturn or a future general downturn in the architectural, engineering and construction industries could diminish demand for our products and services

•	Competition in our industry and innovation by our competitors may hinder our ability to execute our business strategy and maintain our profitability

•	Failure to anticipate and adapt to future changes in our industry could harm our competitive position

•	Failure to complete acquisitions, or failure to manage our acquisitions, including our inability to integrate and merge the business operations of the acquired companies or failure to retain key personnel and customers of acquired companies, could have a negative effect on our future performance, results of operations and financial condition

•	Dependence on certain key vendors for equipment, maintenance services and supplies, could make us vulnerable to supply shortages and price fluctuations

•	Damage or disruption to our facilities, our technology centers, our vendors or a majority of our customers could impair our ability to effectively provide our services and may have a significant impact on our revenues, expenses and financial condition

•	If we fail to continue to develop and introduce new services successfully, our competitive positioning and our ability to grow our business could be harmed.
The foregoing list of risks and uncertainties is illustrative but is by no means exhaustive. For more information on factors that may affect future performance, please review our SEC filings, specifically our annual report on Form 10-K for the year ended December 31, 2006, our final prospectus supplement dated March 8, 2007, and our quarterly reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007. These documents contain important risk factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. These forward-looking statements are based on information as of February 12, 2007, and except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements.
Contacts:

David Stickney	Tyler Wilson
VP of Corporate Communications	The Ruth Group
Phone: 925-949-5100	Phone: 646-536-7018
Email: dstickney@e-arc.com	Email:dpasquale@theruthgroup.com

American Reprographics Company
Consolidated Balance Sheets
(Dollars in thousands, except per share data)
(Unaudited)

	December 31,	December 31,
	2006	2007
Assets
Current assets:
Cash and cash equivalents	$11,642	$24,802
Restricted cash	8,491	937
Accounts receivable, net	85,277	97,934
Inventories, net	7,899	11,233
Deferred income taxes	10,963	5,791
Prepaid expenses and other current assets	6,796	10,234

Total current assets	131,068	150,931

Property and equipment, net	60,138	84,634
Goodwill	291,290	382,519
Other intangible assets, net	50,971	86,349
Deferred financing costs, net	895	5,170
Deferred income taxes	11,245	10,710
Other assets	1,974	2,298

Total assets	$547,581	$722,611

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$33,447	$35,659
Accrued payroll and payroll-related expenses	15,666	19,293
Accrued expenses	25,810	23,165
Accrued litigation charge	13,947	—
Current portion of long-term debt and capital leases	21,048	69,254

Total current liabilities	109,918	147,371

Long-term debt and capital leases	252,097	321,013
Other long-term liabilities	1,322	2,576

Total liabilities	363,337	470,960

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 25,000,000 shares authorized; zero and zero shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 45,346,099 and 45,561,773 shares issued and outstanding	45	46
Additional paid-in capital	75,465	81,153
Deferred stock-based compensation	(1,224)	(673)
Retained earnings	109,955	179,092
Accumulated other comprehensive income	3	(258)

	184,244	259,360
Less cost of common stock in treasury, 447,654 shares in 2007	—	7,709

Total stockholders’ equity	184,244	251,651
Total liabilities and stockholders’ equity	$547,581	$722,611

American Reprographics Company
Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2007	2006	2007

Reprographics services	$107,723	$128,940	$438,375	$513,630
Facilities management	26,721	29,267	100,158	113,848
Equipment and supplies sales	12,527	15,939	53,305	60,876

Total net sales	146,971	174,146	591,838	688,354
Cost of sales	85,823	102,368	337,509	401,317

Gross profit	61,148	71,778	254,329	287,037
Selling, general and administrative expenses	32,630	37,902	131,743	143,811
Litigation reserve	0	(2,897)	11,262	(2,897)
Amortization of intangible assets	1,828	2,463	5,055	9,083

Income from operations	26,690	34,310	106,269	137,040
Other (expense) income, net	(143)	0	299	0
Interest expense, net	5,922	5,699	23,192	24,373
Loss on early extinguishment of debt	0	1,327	0	1,327

Income before income tax provision	20,625	27,284	83,376	111,340
Income tax provision	7,789	10,547	31,982	42,203

Net income	$12,836	$16,737	$51,394	$69,137

Earnings per share:
Basic	$0.28	$0.37	$1.14	$1.52

Diluted	$0.28	$0.37	$1.13	$1.51

Weighted average common shares outstanding:
Basic	45,284,525	45,397,441	45,014,786	45,421,498
Diluted	45,798,267	45,715,483	45,594,950	45,829,010

American Reprographics Company
Non-GAAP Measures
Reconciliation of Net Income to EBIT, EBITDA, and Adjusted Net Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2007	2006	2007

Net income	$12,836	$16,737	$51,394	$69,137
Interest expense, net	$5,922	$5,699	23,192	24,373
Loss on early extinguishment of debt	—	1,327	—	1,327
Income tax provision	$7,789	$10,547	31,982	42,203

EBIT	26,547	34,310	106,568	137,040
Depreciation and amortization	8,282	10,557	27,749	39,445

EBITDA	$34,829	$44,867	$134,317	$176,485

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2007	2006	2007

Net income	$12,836	$16,737	$51,394	$69,137
Litigation reserve	—	(2,898)	11,262	(2,898)
Interest expense due to litigation reserve	204	(1,029)	2,685	(417)
One time loss on early extinguishment of debt	0	1,327	0	1,327
Income tax impact	(82)	988	(5,579)	755

Unaudited adjusted net income	$12,958	$15,125	$59,762	$67,904

Earning Per Share (Actual):
Basic	$0.28	$0.37	$1.14	$1.52

Diluted	$0.28	$0.37	$1.13	$1.51

Earning Per Share (Adjusted):
Basic	$0.29	$0.33	$1.33	$1.49

Diluted	$0.28	$0.33	$1.31	$1.48

Weighted average common shares outstanding:
Basic	45,284,525	45,397,441	45,014,786	45,421,498
Diluted	45,798,267	45,715,483	45,594,950	45,829,010
See Note 1 for additional information regarding non-GAAP measures.

Note 1. Non -GAAP Measures
EBIT and EBITDA and related ratios presented in this report are supplemental measures of our performance that are not required by or presented in accordance with GAAP. These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating, investing or financing activities as a measure of our liquidity.
EBIT represents net income before interest and taxes. EBITDA represents net income before interest, taxes, depreciation and amortization.
We present EBIT and EBITDA because we consider them important supplemental measures of our performance and liquidity. We believe investors may also find these measures meaningful, given how our management makes use of them. The following is a discussion of our use of these measures.
We use EBIT to measure and compare the performance of our operating segments. Our operating segments’ financial performance includes all of the operating activities except for debt and taxation which are managed at the corporate level. As a result, EBIT is the best measure of divisional profitability and the most useful metric by which to measure and compare the performance of our operating segments. We also use EBIT to measure performance for determining division-level compensation and use EBITDA to measure performance for determining consolidated-level compensation. We also use EBITDA as a metric to manage cash flow from our operating segments to the corporate level and to determine the financial health of each operating segment. As noted above, since debt and taxation are managed at the corporate level the cash flow from each operating segment should be equal to the corresponding EBITDA of each operating segment, assuming no other changes to an operating segment’s balance sheet. As a result, we reconcile EBITDA to cash flow monthly as one of our key internal controls. We also use EBIT and EBITDA to evaluate potential acquisitions and to evaluate whether to incur capital expenditures.
EBIT, and EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:
•	They do not reflect our cash expenditures, or future requirements for capital expenditures and contractual commitments;

•	They do not reflect changes in, or cash requirements for, our working capital needs;

•	They do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, EBIT and EBITDA should not be considered as measures of discretionary cash available to us to invest in business growth or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBIT and EBITDA only as supplements.
We have presented adjusted net income and adjusted earnings per share for the three and twelve months ended December 31, 2007 to reflect the exclusion of the one-time litigation related to the Louis Frey bankruptcy litigation and the loss on the early extinguishment of debt. This presentation facilitates a meaningful comparison of the Company’s operating results for the three and twelve months ended December 31, 2007 to the same period in 2006.

American Reprographics Company
Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Year Ended
	December 31
	2006	2007
Cash flows from operating activities
Net income	$51,394	$69,137
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	22,694	30,362
Amortization of intangible assets	5,055	9,083
Amortization of deferred financing costs	364	515
Stock-based compensation	2,215	3,469
Excess tax benefit related to stock options exercised	(4,051)	(1,563)
Deferred income taxes	(3,934)	5,318
Write-off of deferred financing costs and interest rate collar	208	1,327
Litigation charge	13,947	(3,315)
Other noncash items, net	324	909
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable	(5,769)	(446)
Inventory	949	694
Prepaid expenses and other assets	(5)	44
Income taxes payable	8,587	(7,691)
Litigation Settlement Payment	—	(10,500)
Accounts payable and accrued expenses	6,376	4,043

Net cash provided by operating activities	98,354	101,386

Cash flows from investing activities
Capital expenditures	(7,391)	(8,303)
Payments for businesses acquired, net of cash acquired and including other cash payments associated with the acquisitions	(62,225)	(132,739)
Restricted cash	(8,360)	7,911
Other	488	443

Net cash used in investing activities	(77,488)	(132,688)

Cash flows from financing activities
Proceeds from stock option exercises	2,103	1,108
Proceeds from issuance of common stock under Employee Stock Purchase Plan	290	100
Treasury Stock Repurchase	—	(7,709)
Excess tax benefit related to stock options exercised	4,051	1,563
Proceeds from borrowings under debt agreements	44,000	386,000
Payments on debt agreements and capital leases	(81,767)	(331,685)
Payment of loan fees	(544)	(5,024)

Net cash (used in) provided by financing activities	(31,867)	44,353

Effect of foreign currency translation on cash balances	—	109

Net change in cash and cash equivalents	(11,001)	13,160
Cash and cash equivalents at beginning of period	22,643	11,642

Cash and cash equivalents at end of period	$11,642	$24,802

Supplemental disclosure of cash flow information
Noncash investing and financing activities
Noncash transactions include the following:
Capital lease obligations incurred	$22,477	$35,263
Issuance of subordinated notes in connection with the acquisition of businesses	$13,086	$23,758
Accrued Liabilities in connection with the acquisition of businesses	$4,300	$570
Stock issued for acquisition	$8,500	$—
Change in fair value of derivatives	$(101)	$(937)
Issuance of common stock in connection with settlement of accrued bonuses	$2,160	$—